Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Steven D. Barnhart,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
March 14, 2014
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FULL 2013 FISCAL YEAR RESULTS AND ANNOUNCES ANNUAL MEETING DATE
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO") (NASDAQ: SHOS) today reported preliminary, unaudited results for its fourth fiscal quarter and fiscal year ended February 1, 2014 and announced the date it intends to hold its 2014 annual meeting of stockholders and the date it intends to begin mailing its proxy statement and related materials for the annual meeting.
Overview of Preliminary, Unaudited Results
Results for the fourth quarter of 2013 (13 weeks) compared to the fourth fiscal quarter of 2012 (14 weeks) included:

•	Operating income decreased 55.0% to $7.8 million

•	EPS decreased 61.9% to $0.16

•	Adjusted EBITDA decreased 33.7% to $13.2 million

•	Comparable store sales (13 weeks to 13 weeks) decreased 3.4%

•	155,151 shares of stock were repurchased for $4.2 million

Results for the 2013 fiscal year (52 weeks) compared to the 2012 fiscal year (53 weeks) included:

•	Operating income decreased 38.6% to $61.1 million

•	EPS decreased 40.4% to $1.55

•	Adjusted EBITDA decreased 34.9% to $71.5 million

•	Comparable store sales (52 weeks to 52 weeks) decreased 2.2%

•	434,398 shares of stock were repurchased for $12.5 million

SHO's fiscal year ends on the Saturday nearest the end of January. The 2013 fiscal year included 52 weeks and the 2012 fiscal year included 53 weeks. Comparable store sales calculations for the fourth fiscal quarter and the fiscal year exclude the impact of the 53rd week. The 2012 fiscal year's 53rd week contributed an estimated $3.1 million in operating income for the year.

Bruce Johnson, Chief Executive Officer and President, said,  "Fourth quarter results were disappointing, especially in the Hometown and Hardware segment ("Hometown") where holiday sales and margins of our important Kenmore appliances and Craftsman tools significantly underperformed management's expectations. In the Outlet segment ("Outlet"), increased holiday promotional spending did not drive the expected sales increases.  Total Company January sales were negatively impacted by the unusually severe winter weather in many of our trade areas.  SHO made significant progress on four key strategic fronts during the quarter, which we believe position us favorably for 2014.  First, we opened 30 stores, with half of those openings occurring in January.  Total sales from these 30 new stores during the first quarter of 2014 to date have met our expectations, with particularly strong sales from the new Outlet Stores (13 of the 30).  Second, we continued SHO's transition to an operating model consisting primarily of stores operated by independent dealers and franchisees.  During the quarter we converted 19 SHO-operated stores to independent dealer- and franchisee-operated stores. As of February 1, 2014, 1,115 of our 1,260 stores were operated by independent dealers and franchisees. Third, we achieved double-digit year-on-year growth in both online and multichannel sales, particularly at searsoutlet.com where sales for the quarter grew nearly 80% from Q4 2012 to approximately $11 million.  Finally, new Outlet sourcing initiatives began to shift our inventory positions in furniture, apparel, and, most importantly, out-of-box appliances, to products that we are confident, when this mix shift is fully realized in 2014, will deliver higher overall merchandise margins than in the fourth quarter of 2013."
Fourth Quarter Results (13 Weeks for the Fourth Quarter 2013 and 14 Weeks for the Fourth Quarter 2012)

Net sales in the fourth quarter of 2013 (13 weeks) decreased $28.7 million, or 4.5%, to $602.5 million from the fourth quarter of 2012 (14 weeks). This decrease was primarily due to sales of $36.5 million in the 53rd week of fiscal year 2012 and a comparable store sales decrease of 3.4% in the fourth quarter of 2013 compared to the fourth quarter of 2012. Partially offsetting these decreases were sales from new stores (net of closures) and higher initial franchise revenues (which were $10.8 million in the fourth quarter of 2013 compared to zero in the fourth quarter of 2012).

The comparable store sales decrease of 3.4% was comprised of a 4.0% decrease in Hometown and a 1.5% decrease in Outlet. The 3.4% decrease was primarily driven by lower consumer electronics sales following our planned exit from this category in most Hometown stores, lower tools-category sales in both segments, lower apparel sales in Outlet, and lower major appliance sales in Hometown. These decreases were partially offset by higher lawn and garden sales in Hometown and higher major appliance and furniture sales in Outlet. Excluding consumer electronics, same store sales decreased 1.0% in Hometown, 1.3% in Outlet, and 1.1% overall.

Gross margin was $140.0 million, or 23.2% of net sales, in the fourth quarter of 2013, compared to $156.3 million, or
24.8% of net sales, in the fourth quarter of 2012. The decrease in gross margin rate was primarily driven by (1) lower margins on merchandise sales, (2) $4.4 million of Outlet distribution center costs that were separated from selling store costs and were reflected in selling and administrative expense in 2012 and are now reflected in gross margin, and (3) a $1.5 million favorable impact in the fourth quarter of 2012 due to a change in the timing of recognition of warranty expenses. These decreases were partially offset by the increase in initial franchise revenues.

Selling and administrative expenses decreased to $126.8 million, or 21.0% of net sales, in the fourth quarter of 2013 from $136.4 million, or 21.6% of net sales, in the prior year quarter. The decrease was primarily due to $7.3 million of expense incurred in the 53rd week of 2012, $4.4 million in Outlet distribution-center costs that were separated from selling store costs and were reflected in selling and administrative expense in the fourth quarter of 2012 and reflected in gross margin in the fourth quarter of 2013, and a reduction in payroll and benefits related to franchise conversions partially offset by higher owner commissions (primarily related to the conversion of Company-operated stores to franchisee-operated stores).

Operating income decreased to $7.8 million in the fourth quarter of 2013 compared to $17.3 million in the fourth quarter of 2012. The $9.5 million decrease was primarily due to lower sales and a lower gross margin rate partially offset by lower selling and administrative expenses, as noted above, and includes the impact of an estimated $3.1 million earned during the 53rd week of 2012.
Full Year Results (52 Weeks for 2013 and 53 Weeks for 2012)
Net sales for the 2013 fiscal year (52 weeks) decreased $32.0 million, or 1.3%, to $2.4 billion from the 2012 fiscal year (53 weeks). This decrease in sales was driven by a 2.2% decrease in comparable store sales and $36.5 million in sales in the 53rd week of 2012 partially offset by sales from new stores (net of closures) and higher initial franchise revenues, which were $25.6 million in 2013 compared to $11.2 million in 2012. The comparable store sales decrease was comprised of a 3.2% decrease in Hometown partially offset by a 1.2% increase in Outlet. The 2.2% comparable store sales decrease was primarily driven by lower consumer electronics sales due to the completed exit of the business in the majority of Hometown stores, lower sales of lawn and garden in Hometown due to weather-related late starts to the spring/summer and fall seasons, lower Outlet apparel sales due to a narrower assortment, and lower tools-category sales in both segments. These decreases were partially offset by higher major appliances sales in both segments. Excluding consumer electronics, same store sales decreased 1.5% in Hometown, increased 1.4% in Outlet, and decreased 0.8% overall.
Gross margin was $578.1 million or 23.9% of sales in 2013, compared to $613.4 million or 25.0% of sales in 2012. The decrease in gross margin rate was primarily driven by (1) lower margins on merchandise sales, (2) $14.4 million of distribution center costs that were separated from selling store costs and were reflected in selling and administrative expense in 2012 and are now reflected in gross margin, (3) $3.8 million in warranty expense timing benefit in the third and fourth quarters of 2012, and (4) $3.7 million in benefit in the first and second quarters of 2012 from the impact of store closing reserves established in 2011, and (5) $2.2 million of additional occupancy and other costs incurred as a result of the Company's October 2012 separation (the "Separation") from Sears Holdings Corporation ("Sears Holdings"). These decreases were partially offset by higher initial franchise revenues, lower occupancy costs (excluding the additional $2.2 million of occupancy and other costs) resulting from the conversion of Company-operated stores to franchisee-operated stores, and a $2.1 million increase in warranty estimate reserves in 2012.
Selling and administrative costs increased to $506.6 million, or 20.9% of sales, in 2013 as compared to $504.4 million, or 20.6% of sales in 2012. This increase primarily resulted from higher owner commissions in Hometown related to the conversion of Company-operated stores to franchisee-operated stores and an estimated $14.9 million of higher operating costs incurred as a result of operating as an independent company. These increases were partially offset by $14.4 million in Outlet distribution-center costs that were separated from selling store costs and were reflected in selling and administrative expense in 2012 and a reduction in payroll and benefits related to the Company-operated stores conversions and $7.3 million of expense incurred in the 53rd week of 2012.

Full year operating income decreased to $61.1 million in 2013 compared to $99.5 million in 2012. The $38.4 million decrease was primarily due to the lower sales, lower gross margin rate, and higher selling and administrative expenses noted above, and includes the impact of an estimated $3.1 million earned during the 53rd week of 2012.
Financial Position

We had $23.5 million in cash and cash equivalents as of February 1, 2014 and $20.1 million as of February 2, 2013. Availability as of February 1, 2014 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $145.3 million with $99.1 million drawn and $5.6 million of letters of credit outstanding under the facility. Through the fourth quarter of 2013, we financed our operations and investments primarily with short-term borrowings under the Senior ABL Facility. Our primary need for liquidity was to fund inventory purchases and capital expenditures and for general corporate purposes.
Total merchandise inventories were $482.1 million at February 1, 2014 and $428.4 million at February 2, 2013. Merchandise inventories increased primarily due to higher inventory in home appliances. The largest increase was in Outlet, where home appliance inventory increased primarily due to (1) higher out-of-box product inventory resulting from sourcing initiatives, (2) higher in-box inventory, and (3) an increased store count due to new store openings. In Hometown, home appliance inventories increased primarily due to merchandise resets and cost increases. In addition, due to category expansion, furniture inventory increased in Outlet and tools inventory increased in Hometown. These increases were partially offset by a reduction in consumer electronics inventory resulting from our exit of this category in most Hometown stores and lower Hometown lawn and garden inventory due to a sell-down of mower inventory and high demand for snowthrowers.
During the year the Company repurchased 434,398 shares of the Company's stock for $12.5 million at an average price of $28.83 as part of the $25 million share repurchase program authorized by the Company's Board of Directors on August 28, 2013.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

Preliminary and subject to change

	13 Weeks Ended vs 14 Weeks Ended		52 Weeks Ended vs 53 weeks Ended
Thousands	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net income	$3,723	$9,659	$35,550	$60,080
Income tax expense	3,521	7,211	24,333	39,900
Other income	(548)	(385)	(1,854)	(1,354)
Interest expense (income)	1,077	788	3,046	899
Operating income	7,773	17,273	61,075	99,525
Depreciation	5,438	2,659	12,006	9,474
Store closing charges and severance costs	—	—	—	797
Gain on the sale of assets	—	—	(1,567)	—
Adjusted EBITDA	$13,211	$19,932	$71,514	$109,796
Information Regarding 2014 Annual Meeting of Stockholders

We intend to hold our 2014 annual meeting of stockholders ("Annual Meeting") on May 28, 2014 and to begin mailing our proxy statement and related materials for the Annual Meeting on or about April 15, 2014. We have fixed April 7, 2014 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.
Forward-Looking Statements
This news release contains forward-looking statements (the “forward looking statements”). The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the Company has not completed preparation of its audited financial statements for the year ended February 1, 2014 and the preliminary results reported in this news release may be subject to adjustments and could change materially; our reliance on Sears Holdings for most products and services that are important to the successful operation of our business; our potential need to depend on Sears Holdings beyond the expiration or earlier termination by Sears Holdings of certain of our agreements with Sears Holdings; the possible material adverse effects on SHO if Sears Holdings’ financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings); the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with the Kenmore, Craftsman, or DieHard brands; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, operating as a standalone business entity, and the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with being wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems may be subject to disruptions and data/security breaches for which Sears Holdings may be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; impairment charges for goodwill or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other employees; the impact of increased costs associated with being a public company; our ability to maintain effective internal controls as a public company; our ability to realize the benefits that we expect to achieve from the Separation; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us; and other risks, uncertainties, and factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the date of this news release, and we do not undertake to update or revise the forward-looking statements as more information becomes available.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of February 1, 2014, we and our dealers and franchisees operated 1,260 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
Preliminary and subject to change

	13 Weeks Ended vs 14 Weeks Ended		52 Weeks Ended vs 53 weeks Ended
Thousands, except per share amounts	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
NET SALES	$602,478	$631,161	$2,421,562	$2,453,606
COSTS AND EXPENSES
Cost of sales and occupancy	462,451	474,860	1,843,418	1,840,207
Selling and administrative	126,816	136,370	506,630	504,400
Depreciation	5,438	2,659	12,006	9,474
Gain on the sale of assets	—	—	(1,567)	—
Total costs and expenses	594,705	613,889	2,360,487	2,354,081
Operating income	7,773	17,273	61,075	99,525
Interest income (expense)	(1,077)	(788)	(3,046)	(899)
Other income	548	385	1,854	1,354
Income before income taxes	7,244	16,870	59,883	99,980
Income tax expense	(3,521)	(7,211)	(24,333)	(39,900)
NET INCOME	$3,723	$9,659	$35,550	$60,080

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.16	$0.42	$1.55	$2.60
Diluted:	$0.16	$0.42	$1.55	$2.60

Basic weighted average common shares outstanding	22,729	23,100	22,984	23,100
Diluted weighted average common shares outstanding	22,729	23,100	22,989	23,100

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
Preliminary and subject to change

Thousands	February 1, 2014	February 2, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,475	$20,068
Accounts receivable	19,252	10,986
Merchandise inventories	482,107	428,437
Prepaid expenses and other current assets	13,216	14,321
Total current assets	538,050	473,812
PROPERTY AND EQUIPMENT, net	48,973	53,383
GOODWILL	167,000	167,000
LONG-TERM DEFERRED TAXES	52,672	69,001
OTHER ASSETS	40,490	22,607
TOTAL ASSETS	$847,185	$785,803
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$99,100	$20,000
Payable to Sears Holdings Corporation	68,396	79,491
Accounts payable	24,129	31,830
Other current liabilities	60,319	83,211
Current portion of capital lease obligations	662	1,463
Total current liabilities	252,606	215,995
CAPITAL LEASE OBLIGATIONS	95	769
OTHER LONG-TERM LIABILITIES	4,259	2,752
TOTAL LIABILITIES	256,960	219,516
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	228	231
Authorized shares: 400,000
Issued shares: 22,753 and 23,100, respectively
Outstanding shares: 22,753 and 23,100, respectively
Capital in excess of par value	547,021	556,575
Retained earnings	42,976	9,481
TOTAL STOCKHOLDERS' EQUITY	590,225	566,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$847,185	$785,803

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)
Preliminary and subject to change

Hometown	13 Weeks Ended vs 14 Weeks Ended		52 Weeks Ended vs 53 weeks Ended
Thousands, except for number of stores	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net sales	$449,611	$486,046	$1,811,519	$1,889,263
Comparable store sales %	(4.0)%	0.8%	(3.2)%	1.0%
Cost of sales and occupancy	348,876	367,152	1,389,627	1,433,880
Gross margin	100,735	118,894	421,892	455,383
Margin rate	22.4%	24.5%	23.3%	24.1%
Selling and administrative	96,899	106,936	396,073	394,335
Selling and administrative expense as a percentage of net sales	21.6%	22.0%	21.9%	20.9%
Depreciation	3,950	1,235	6,321	3,658
Gain on the sale of assets	—	—	—	—
Total costs and expenses	449,725	475,323	1,792,021	1,831,873
Operating income	$(114)	$10,723	$19,498	$57,390
Total Hometown stores			1,117	1,118

Outlet
	13 Weeks Ended vs 14 Weeks Ended		52 Weeks Ended vs 53 weeks Ended
Thousands, except for number of stores	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net sales	$152,867	$145,115	$610,043	$564,343
Comparable store sales %	(1.5)%	(4.8)%	1.2%	(0.8)%
Cost of sales and occupancy	113,575	107,708	453,791	406,327
Gross margin	39,292	37,407	156,252	158,016
Margin rate	25.7%	25.8%	25.6%	28.0%
Selling and administrative	29,917	29,433	110,557	110,065
Selling and administrative expense as a percentage of net sales	19.6%	20.3%	18.1%	19.5%
Depreciation	1,488	1,423	5,685	5,816
Gain on the sale of assets	—	—	(1,567)	—
Total costs and expenses	144,980	138,564	568,466	522,208
Operating income	$7,887	$6,551	$41,577	$42,135
Total Outlet stores			143	127